 EXHIBIT 99.1

Hallador Energy Company Reports Second Quarter 2021 Financial and Operating Results

TERRE HAUTE, Ind., August 9, 2021 -- Hallador Energy Company (NASDAQ – HNRG) today reported net loss of $3.0 million, ($.10) per share, adjusted EBITDA of $11.3 million.

Brent Bilsland, President and Chief Executive Officer, stated, "We are experiencing one of the strongest and most dramatic market turn arounds we have seen in years.  As a result, we have added an additional 500,000 tons of contracted sales during the quarter and expect to ship ~1 million more tons in the last half of 2021 versus the first half, representing a 40% increase in shipments."

Below are highlights for the quarter and first six months of 2021:

●	Additional contracted sales of 500,000 tons added during the quarter.

○

Q2 2021, shipments improved to a 5.6 million-ton annualized pace from a 4.7 million-ton annualized pace in Q1 2021.  We expect shipments in the last half of 2021 to run at an ~7.0 million-ton annualized pace.

●	Hallador generated $6.4 million in Adjusted Free Cash Flow during the quarter.

○	As of June 30, 2021, our bank debt was $130.1 million, bringing our liquidity to $26.5 million resulting in a leverage ratio of 2.76X, well within our covenant of 3.25X.

●	Our entire $10 million PPP Loan was forgiven on July 23, 2021. The forgiveness of the PPP Loan will be recognized during Q3 2021.

●	Solid Sales Position Through 2022

○	We added ~500,000 contracted tons to our position during the quarter and expect to add tons later in the year for 2022 and beyond as markets recover and gas prices continue to increase.

	Contracted	Estimated
	Tons	Priced
Year	(millions)*	per ton
2021 (Q3- Q4)	3.6	$39.00
2022	5.1	$39.25
	8.7

* Contracted tons are subject to adjustment in instances of force majeure and exercise of customer options to either take additional tons or reduce tonnage if such option exists in the customer contract.

The table below represents some of our critical metrics (in thousands except for per ton data):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Net Income (loss)	$(2,964)	$254	$(3,996)	$(3,406)
Total Revenues	$55,638	$50,850	$102,333	$113,333
Tons Sold	1,403	1,244	2,577	2,770
Average Price per Ton	$38.92	$40.57	$38.99	$40.58
Bank Debt	$130,113	$161,113	$130,113	$161,113
Operating Cash Flow	$9,915	$918	$12,888	$17,174
Adjusted EBITDA*	$11,299	$13,175	$22,718	$27,074
Adjusted Free Cash Flow **	$6,429	$6,281	$11,799	$13,094

*Defined as EBITDA plus stock-based compensation and ARO accretion, less the effects of our equity method investments and Hourglass Sands.
**Defined as net income plus deferred income taxes, DD&A, ARO accretion, and stock compensation, less maintenance capex and the effects of our equity method investments.

EBITDA, adjusted EBITDA, and adjusted free cash flow should not be considered alternatives to net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.  Our method of computing EBITDA, adjusted EBITDA, and adjusted free cash flow may not be the same method used to compute similar measures reported by other companies.

Management believes that the presentation of such additional financial measures provides useful information to investors regarding our performance and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) provide additional information about our core operating performance and ability to generate and distribute cash flow, (ii) provide investors with the financial and analytical framework upon which management bases financial, operation, compensation, and planning decisions, and (iii) present measurements that investors, rating agencies, and debt holders have indicated are useful in assessing our results.

Reconciliation of GAAP "net income" to non-GAAP "adjusted EBITDA" (in thousands).

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Net income (loss)	$(2,964)	$254	$(3,996)	$(3,406)
Income tax expense (benefit)	397	(618)	(1,332)	(2,794)
Loss from Hourglass Sands	24	63	104	141
Income from equity method investments	(63)	(1,231)	(63)	(1,286)
Depreciation, depletion and amortization	9,715	10,215	20,022	20,838
Asset retirement obligations accretion	373	343	736	676
Gain on marketable securities	—	—	—	(14)
Interest expense	2,182	2,834	4,080	8,548
Other amortization	1,490	1,396	2,979	2,822
Change in fair value of fuel hedges	(140)	(398)	(379)	913
Stock-based compensation	285	317	567	636
Adjusted EBITDA	$11,299	$13,175	$22,718	$27,074

Reconciliation of GAAP "net income" to non-GAAP "adjusted free cash flow" (in thousands).

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Net income (loss)	$(2,964)	$254	$(3,996)	$(3,406)
Income from equity method investments	(63)	(1,231)	(63)	(1,286)
Deferred income tax expense (benefit)	397	(618)	(1,332)	(2,270)
Depreciation, depletion and amortization	9,715	10,217	20,022	20,844
Asset retirement obligations accretion	373	343	736	676
Deferred financing costs amortization	641	609	1,252	1,076
Change in fair value of interest rate swaps	(766)	(617)	(1,614)	1,976
Change in fair value of fuel hedges	(140)	(398)	(379)	913
Maintenance capex	(1,049)	(2,578)	(3,392)	(6,048)
Stock-based compensation less taxes paid	285	300	565	619
Adjusted Free Cash Flow	$6,429	$6,281	$11,799	$13,094

Conference Call

As previously announced our earnings conference call for financial analysts and investors will be held on Tuesday, August 10, 2021 at 2:00 pm eastern time.  Dial-in numbers for the live conference call are as follows:  Toll-free (888) 347-5317; Canadian Callers Toll-free (855) 669-9657; Conference ID #: Hallador Energy Company HNRG Call.

An audio replay of the conference call will be available for one week. To access the audio replay, dial US Toll-Free (877) 344-7529; Canada Toll-Free (855) 669-9658 and request to be connected to replay access code 10158706.

Hallador is headquartered in Terre Haute, Indiana and through its wholly owned subsidiary, Sunrise Coal, LLC, produces coal in the Illinois Basin for the electric power generation industry. To learn more about Hallador or Sunrise, visit our website at www.halladorenergy.com.

Contact:	Investor Relations
Phone:	(303) 839-5504